EXHIBIT 10.21
OPENLANE, INC.
SECOND AMENDED AND RESTATED
2009 OMNIBUS STOCK AND INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT
2025 AWARD

    THIS AGREEMENT (the “Agreement”) is made between OPENLANE, Inc., a Delaware corporation (the “Company”), and [NAME] (the “Recipient”) pursuant to the OPENLANE, Inc. Second Amended and Restated 2009 Omnibus Stock and Incentive Plan (as may be amended from time to time, the “Plan”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Plan. The parties hereto agree as follows:

1.    Grant of Restricted Stock Units. The Company hereby grants to the Recipient [_______] Restricted Stock Units (the “Award”) as of [___________], 2025 (the “Grant Date”), subject to the terms and conditions of the Plan and this Agreement. The Restricted Stock Units shall vest pursuant to the terms of this Agreement. A “Restricted Stock Unit” is an “Other Share-Based Award” under the Plan and each Restricted Stock Unit entitles the Recipient to a share of Common Stock upon vesting subject to the terms of this Agreement.
2.    Restrictions. The Restricted Stock Units may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, whether voluntarily or involuntarily or by operation of law. The Recipient shall have no rights in the Common Stock underlying the Restricted Stock Units until the Award vests as described in Section 4 below or as otherwise provided in the Plan or this Agreement. The Recipient shall not have any voting rights with respect to the Restricted Stock Units.
3.    Restricted Stock Unit Account. The Company shall maintain an account (the “Restricted Stock Unit Account” or “Account”) on its books in the name of the Recipient, which shall reflect the number of Restricted Stock Units awarded to the Recipient.
4.    Period of Restriction. Subject to the Recipient’s continuous employment with the Company through the following dates and the other provisions of the Plan and this Agreement, unless vested or forfeited earlier as described in Section 5 or 6 of this Agreement, as applicable, (i) one-third (1/3) of the Award shall become vested on the first anniversary of the Grant Date, (ii) an additional one-third (1/3) of the Award shall become vested on the second anniversary of the Grant Date and (iii) the final one-third (1/3) of the Award shall become vested on the third anniversary of the Grant Date.
Upon vesting, all vested Restricted Stock Units shall cease to be considered Restricted Stock Units, subject to the terms and conditions of the Plan and this Agreement, and the Recipient shall be entitled to receive one share of Common Stock for each vested Restricted Stock Unit in the Recipient’s Restricted Stock Unit Account. Such shares of Common Stock shall be paid to the Recipient as soon as practicable after the vesting date, but in no event later than sixty (60) days following that date on which the applicable shares became vested.

5.    Termination of Employment.
(a)    If, from the Grant Date until the third anniversary of the Grant Date, the Recipient experiences a termination of employment with the Company and its Affiliates on account of the Recipient’s death or Disability, then all unvested Restricted Stock Units outstanding as of the date of such termination of employment shall vest in full immediately upon the date of such termination of employment and shall be paid to the Recipient as soon as practicable after the vesting date, but in no event later than sixty (60) days following that date on which the applicable shares became vested.
(b)    If, from the Grant Date until the third anniversary of the Grant Date, the Recipient experiences a termination of employment with the Company and its Affiliates by reason of the Recipient’s Normal Retirement Date (as defined below), then the unvested Restricted Stock Units outstanding as of the date of such termination shall continue to vest in accordance with the vesting schedule set forth in Section 4 above and shall be paid to the Recipient in accordance with the schedule set forth in Section 4 above, as if the Recipient had remained employed with the Company through the third anniversary of the Grant Date. For purposes of this Agreement, the Recipient’s “Normal Retirement Date” is the date of his or her termination of employment (other than for Cause) on or after attaining 65 years of age and at least 5 years of service with the Company and its Affiliates.
(c)    If, from the Grant Date until the third anniversary of the Grant Date, the Recipient experiences a termination of employment with the Company and its Affiliates by reason of the Recipient’s Early Retirement Date (as defined below), then all unvested Restricted Stock Units that would have vested in the 12 months following his or her termination date shall continue to vest in accordance with the vesting schedule set forth in Section 4 above, with (1) all Restricted Stock Units that were scheduled to vest on the first anniversary of the Grant Date occurring in such 12 month period vesting on such anniversary of the Grant Date and (2) a pro rata amount of the Restricted Stock Units vesting on the next anniversary of the Grant Date occurring thereafter (if any), equal to (A) the total number of unvested Restricted Stock Units that would have vested on such anniversary of the Grant Date, multiplied by (B) a fraction, the numerator of which is the number of full calendar months after the anniversary of the Grant Date described in (1) above, once the additional 12 months of post-termination vesting credit has been applied, and the denominator of which is 12. For purposes of clarity and as an example of the application of the additional 12 months of vesting credit described above, if a Recipient terminates employment by reason of an Early Retirement Date 18 months after the Grant Date, (i) the Restricted Stock Units scheduled to vest on the 2nd anniversary of the Grant Date will vest on the 2nd anniversary of the Grant Date and (ii) 6/12 (or ½) of the Restricted Stock Units scheduled to vest on the 3rd anniversary of the Grant Date will vest on the 3rd anniversary of the Grant Date. The Restricted Stock Units that vest pursuant to this Section 5(c) shall be paid to the Recipient in accordance with the schedule set forth in Section 4 above, as if the Recipient had remained employed with the Company through the last applicable vesting date. The Recipient’s “Early Retirement Date” is the date of his or her termination of employment (other than for Cause) on or after attaining 55 years of age and at least 10 years of service with the Company and its Affiliates.

(d)    If, from the Grant Date until the third anniversary of the Grant Date, the Recipient experiences a termination of employment with the Company and its Affiliates by the Company without Cause or by the Recipient for Good Reason (as defined in the Recipient’s employment agreement with the Company, to the extent applicable), then a pro rata amount of the unvested Restricted Stock Units outstanding as of the date of such termination scheduled to vest on the next anniversary of the Grant Date shall continue to vest on the next anniversary of the Grant Date, with the pro rata amount (if any) being equal to (A) the total number of unvested Restricted Stock Units that would have vested on the next anniversary of the Grant Date, multiplied by (B) a fraction, the numerator of which is the number of full calendar months after the most recent anniversary of the Grant Date, and the denominator of which is 12. The Restricted Stock Units that vest pursuant to this Section 5(d) shall be paid to the Recipient in accordance with the schedule set forth in Section 4 above, as if the Recipient had remained employed with the Company through the applicable vesting date.
(e)    If, from the Grant Date until the third anniversary of the Grant Date, the Recipient experiences a termination of employment with the Company and its Affiliates for any reason other those set forth in Section 5(a), 5(b), 5(c) and 5(d) above or Section 6 below, then the Recipient shall forfeit any unvested Restricted Stock Units outstanding as of the date of such termination of employment.
6.    Vesting upon Change in Control. Upon a Change in Control (determined without regard to whether such event is a “change in control event” with respect to the Company for purposes of Code Section 409A(a)(2)(A)(v)) occurring from the Grant Date until the third anniversary of the Grant Date and prior to the Recipient’s termination of employment with the Company and its Affiliates, all unvested Restricted Stock Units may be assumed or replaced by the Company or its successor with a substantially similar equity or cash incentive award and the same vesting terms as the unvested Restricted Stock Units. If such unvested Restricted Stock Units are assumed or replaced in such a Change in Control and the Recipient’s employment with the Company or its successor is terminated without Cause or by the Recipient for Good Reason (as defined in the Recipient’s employment agreement with the Company, to the extent applicable) prior to the third anniversary of the Grant Date (a “CIC Termination”), the assumed or replaced award shall become fully vested on the date of such termination of employment and shall be paid to Recipient as soon as administratively feasible thereafter (but in no event later than sixty (60) days following the date that such termination of employment occurs). To the extent any unvested Restricted Stock Units are not assumed or replaced by the Company or its successor upon such a Change in Control as set forth above (including any Restricted Stock Units that remain outstanding under Sections 5(b), 5(c) and 5(d)), then such unvested Restricted Stock Units shall immediately become vested on the date of such Change in Control and shall be paid to the Recipient as soon as administratively feasible thereafter (but in no event later than sixty (60) days following the date that such Change in Control occurs). Notwithstanding anything set forth in this Section 6 to the contrary, to the extent that the Recipient is a “Deferred Compensation Recipient” (as defined below), then (a) if the Restricted Stock Units become vested as a result of a CIC Termination that occurs after the second anniversary of a Change in Control, the vested Restricted Stock Units shall not be paid upon such vesting event as described in this Section 6, and shall instead be paid to the Recipient in accordance with the schedule set forth in Section 4 above, as if the Recipient had remained employed with the Company through the third anniversary of the Grant Date or upon any earlier permissible payment date under Code Section 409A and (b) if such Change in Control is not a “change in control event” with respect to the Company for purposes of Code Section 409A(a)(2)(A)(v), then the Restricted Stock Units that become vested upon a Change in Control or a CIC Termination, as applicable, in accordance with this Section 6 shall not be paid upon such vesting event as described in this Section 6, and shall instead be paid to the Recipient in accordance with the schedule set forth in Section 4 above, as if the Recipient had remained employed with the Company through the third anniversary of the Grant Date or upon any earlier permissible payment date under Code Section 409A. For purposes of this Agreement, “Deferred Compensation Recipient” means a Recipient, as determined on the Grant Date, who (i) has reached or will reach his or her Early Retirement Date or Normal Retirement Date at a time when the attainment of such status will result in the Restricted Stock Units being treated as “nonqualified deferred compensation” for purposes of Code Section 409A, or (ii) otherwise is entitled to special vesting terms such that the Restricted Stock Units will be treated as “nonqualified deferred compensation” for purposes of Code Section 409A.
7.    Adjustment in Capitalization. In the event of any change in the Common Stock through stock dividends or stock splits, a corporate split-off or split-up, or recapitalization, merger, consolidation, exchange of shares, or a similar event, the number of Restricted Stock Units subject to this Agreement shall be equitably adjusted by the Committee.
8.    Delivery of Stock Certificates. Subject to the requirements of Sections 9 and 10 below, the Company may, if applicable, cause to be issued and delivered to a brokerage account for the benefit of the Recipient certificates or electronic book entry credit for the shares of Common Stock that correspond to the vested Restricted Stock Units.
9.    Tax Withholding. Whenever Common Stock is to be issued, a payment is to be made, or any other vesting or payment event occurs under this Agreement, the Company or any Subsidiary shall withhold, or, with the consent of the Committee, require the Recipient to remit to the Company or such Subsidiary, an amount sufficient to satisfy the federal, state, and local withholding tax requirements relating to such transaction, and the Company or such Subsidiary may defer any payment or issuance of Common Stock until such requirements are satisfied; provided that the amount of any such withholding shall not exceed the maximum statutory withholding rate applicable with respect to the Recipient.
10.    Securities Laws. This Award is a private offer that may be accepted only by a Recipient who satisfies the eligibility requirements outlined in the Plan and the Committee’s administrative procedures. The future value of Common Stock acquired under the Plan is unknown and could increase or decrease.
    Neither the Plan nor any offering materials related to the Plan may be distributed to the public. The Common Stock should be resold only on the New York Stock Exchange and should not be resold to the public except in full compliance with local securities laws.
11.    No Guarantee of Employment. Nothing in this Agreement shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate the Recipient’s employment at any time, or confer upon the Recipient any right to continue in the employ of the Company or any Subsidiary.

12.    Compliance with Code Section 409A. Notwithstanding any provision of the Plan or this Agreement to the contrary, the Award is intended to be exempt from or, in the alternative, comply with Code Section 409A and the interpretive guidance thereunder, including the exceptions for stock rights and short-term deferrals. The Plan and the Agreement will be construed and interpreted in accordance with such intent. References in the Plan and this Agreement to “termination of employment” and similar terms shall mean a “separation from service” within the meaning of that term under Code Section 409A. Any payment or distribution that is to be made to a Recipient who is a “specified employee” of the Company within the meaning of that term under Code Section 409A and as determined by the Committee, on account of a “separation from service” under Code Section 409A, may not be made before the date which is six months after the date of such “separation from service,” unless the payment or distribution is exempt from the application of Code Section 409A by reason of the short-term deferral exemption or otherwise. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to any such payment. The Recipient understands and agrees that the Recipient shall be solely responsible for the payment of any taxes, penalties, interest or other expenses incurred by the Recipient on account of non-compliance with Code Section 409A.
13.    Dividend Equivalents. If the Company declares a cash dividend on its shares, then, on the payment date of the dividend, the Recipient will be credited with dividend equivalents equal to the amount of cash dividend per share multiplied by the number of Restricted Stock Units credited to the Recipient through the record date. The dollar amount credited to the Recipient under the preceding sentence will be credited to an account (“Dividend Account”) established for the Recipient for bookkeeping purposes only on the books of the Company. The amounts credited to the Dividend Account will be credited as of the last day of each calendar quarter with interest, compounded quarterly, until the amount credited to the Dividend Account is paid to the Recipient. The rate of interest credited under the previous sentence will be the prime rate of interest as reported by the Wall Street Journal at the close of business of each calendar quarter. The balance in the Dividend Account will be subject to the same terms regarding vesting and forfeiture as the Recipient’s Restricted Stock Units awarded under the accompanying letter and this document, and will be paid in cash in a single sum at the time that the shares of Common Stock associated with the Recipient’s Restricted Stock Units are delivered (or forfeited at the time that the Recipient’s Restricted Stock Units are forfeited).
14.    No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered under this Agreement. The Committee shall determine whether cash or other property shall be issued or paid in lieu of such fractional shares of Common Stock or whether such fractional shares of Common Stock or any rights thereto shall be forfeited or otherwise eliminated.
15.    Amendment. The Committee may at any time amend, modify or terminate this Agreement; provided, however, that no such action of the Committee shall adversely affect the Recipient’s rights under this Agreement without the consent of the Recipient. The Committee, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify this Agreement so that the Award qualifies for exemption from or complies with Code Section 409A; provided, however, that the Committee and the Company make no representations that the Award shall be exempt from or comply with Code Section 409A and make no undertaking to preclude Code Section 409A from applying to the Award.
16.    Plan Terms and Committee Authority. This Agreement and the rights of the Recipient hereunder are subject to all of the terms and conditions of the Plan, as it may be amended from time to time, as well as to such policies, rules and regulations as the Committee may adopt for administration of the Plan, including but not limited to any stock ownership and stock holding guidelines. It is expressly understood that the Committee is authorized to administer, construe and make all determinations necessary or appropriate for the administration of the Plan and this Agreement, all of which shall be binding upon the Recipient. Any inconsistency between this Agreement and the Plan shall be resolved in favor of the Plan. The Recipient hereby acknowledges receipt of a copy of the Plan and this Agreement.
17.    Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or the Agreement under any law deemed applicable by the Board, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Board’s determination, materially altering the intent of the Plan or the Agreement, such provision shall be stricken as to such jurisdiction or person, and the remainder of the Agreement shall remain in full force and effect.
18.    Governing Law and Jurisdiction. The Plan and this Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, United States of America. The jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), the Plan will be exclusively in the courts in the State of Indiana, County of Hamilton, United States of America, including the Federal Courts located therein (should Federal jurisdiction exist).
19.    Successors. All obligations of the Company under this Agreement will be binding on any successor to the Company, whether the existence of the successor results from a direct or indirect purchase of all or substantially all of the business or assets of the Company or both, or a merger, consolidation or otherwise.
20.    Erroneously Awarded Compensation. This Award shall be subject to any compensation recovery policy adopted by the Company to comply with applicable law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or to comport with good corporate governances practices, as such policy may be amended from time to time.
[signature page follows]

IN WITNESS WHEREOF, the Recipient and the Company have executed this Agreement as of this ___ day of [________], 2025.

_______________________________ [NAME]	OPENLANE, INC. By: _______________________________
Its: _______________________________

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